EXHIBIT 99.1

Dated 27 May 2005

(1) NUMIS SECURITIES LIMITED

(2) OPTIMAL GROUP INC

(3) THE EXECUTIVE DIRECTORS OF FIREONE GROUP PLC

(4) FIREONE GROUP PLC

PLACING AGREEMENT

RELATING TO

PLACING OF ORDINARY SHARES

OF FIREONE GROUP PLC

CONTENTS

Clause	Page

1.	Definitions and Interpretation
2.	Conditions
3.	Sale of the Placing Shares
4.	Application
5.	Sale
6.	Placing
7.	Payment to Optimal
8.	Settlement
9.	Fees, commissions and expenses
10.	Warranties
11.	Indemnity
12.	Undertakings
13.	Termination
14.	General
15.	Notices and service of proceedings
16.	Law of agreement

Schedule

1	Directors
2	Subsidiary Undertakings
3	Warranties
4	Documents to be delivered
5	Limitation of liability
6	Certificate

Documents in the approved terms

Admission Document
Board Resolutions
Controlling Shareholder Relationship Agreement
Placing Letters
Presentation Materials
Press Release
Rule 39 Letters
Share Dealing Code
Shareholder Resolutions
Tax Indemnity

                  Verification Notes

THIS AGREEMENT is made on	2005

BETWEEN:

(1)	NUMIS SECURITIES LIMITED registered in England and Wales under number 2285918 whose registered office is at 5th Floor, Cheapside House, 138 Cheapside, London EC2V 6LH (the "Numis");

(2)

OPTIMAL GROUP INC, incorporated in Canada under company number 330567-8 with its principal place of business at 3500 De Maisonneuve Blvd. West, 2 Place Alexis-Nihon, Suite 1700, Montreal, Quebec H3Z 3C1 Canada ("Optimal");

(3)	THE SEVERAL PERSONS whose names and addresses are set out in Part I of Schedule 1 (the "Executive Directors"); and

(4)

FIREONE GROUP PLC registered in the Republic of Ireland under number 400430 whose registered office is at 2 Harbourmaster Place, International Services Centre, Dublin 1, Republic of Ireland (the "Company").

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Throughout this Agreement, including the Schedules, the following words and expressions have the meanings given to them below:

Admission	the admission of the whole of the ordinary share capital of the Company to trading on AIM becoming effective in accordance with the AIM Rules.

Admission Document	the document in the approved terms to be published in accordance with Rule 3 of the AIM Rules in connection with Admission and the Placing.

AIM	the AIM market operated by the London Stock Exchange.

AIM Rules	the rules of AIM published by the London Stock Exchange.

Application	the application by or on behalf of the Company to the London Stock Exchange for Admission.

Board Resolutions	the resolutions of the Board of Directors of the Company in the approved terms.

Combined Code

the revised combined code on the principles of good governance and code of best practice published in July 2003 as appended to, but not forming part of, the Listing Rules and any successor document thereto.

Companies Act	the Companies Act 1985.

Conditions	the conditions set out in clause 2.1.

Controlling Shareholder Relationship Agreement	the controlling shareholder relationship agreement in the approved terms to be entered into between the Company and Optimal.

CREST	the relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations).

CRESTCo	CRESTCo Limited.

CREST member	a person who has been admitted by CRESTCo as a system-member (as defined in the Regulations).

CREST participant	a person who is, in relation to CREST, a system-participant (as defined in the Regulations).

Dealing Day	a day on which dealings in domestic securities may take place on, and with the authority of, the London Stock Exchange.

Directors	the Executive Directors and the Non-Executive Directors.

Engagement Letter	the letter from Numis to Optimal Payments, Inc dated 3 February 2005 confirming Numis's terms and conditions of engagement with the Company in relation to the Placing, the Application and Admission.

Estimate of Expenses	the estimate of expenses in relation to the Placing, the Application and Admission which has been approved

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by the Directors as evidenced by the Board Resolutions.

FSA	the Financial Services Authority.

FSMA	the Financial Services and Markets Act 2000.

Group	the Company and the Subsidiary Undertakings and "member of the Group" shall be construed accordingly.

Indemnified Persons	Numis, its subsidiary and parent undertakings, the subsidiary undertakings of its parent undertakings and their respective directors, officers, agents and employees.

Ireland	the Republic of Ireland.

Irish Companies Acts	the Companies Acts 1963 to 2003 and the European Communities (Transferable Securities and Stock Exchange) Regulations, 1992 of Ireland.

Legal Report

the report dated 27 May 2005, prepared by the Company’s solicitors, (i) Nabarro Nathanson; (ii) Paul, Hastings, Janofsky & Walker, LLP; (iii) Osler, Hoskin & Harcourt LLP and (iv) McCann FitzGerald and addressed to the Company and Numis in connection with certain legal matters.

Listing Rules	the latest edition of the "Listing Rules" issued by the FSA in its capacity as the competent authority for the purposes of and made under Part VI of FSMA.

London Stock Exchange or LSE	London Stock Exchange plc.

Long Form Report	the long form accountants' report dated 27 May 2005, prepared by the Reporting Accountants and addressed to the Company and Numis.

member account ID	the identification code or number attached to any member account in CREST.

NOMAD Agreement	the Nominated Adviser and Nominated Broker Agreement in the approved terms to be entered into

(3)

between the Company and Numis in respect of Numis’s appointment as the Company’s nominated adviser for the purposes of the AIM Rules.

Non-Executive Directors	the non-executive directors of the Company whose names are set out in Part II of Schedule 1.

Ordinary Shares	ordinary shares of €0.02 each in the capital of the Company.

participant ID	the identification code or membership number used in CREST to identify a particular CREST member or other CREST participant.

Placing	the placing of the Placing Shares in accordance with this Agreement and the Placing Documents and as described in the Admission Document.

Placing Documents

the Admission Document, Placing Letters, the Press Release and any other documents issued in connection with the Placing after the date of this Agreement with the authority of the Company including, without limitation, any Supplementary Admission Document.

Placing Letters	the letters in the approved terms to be issued to prospective placees by Numis, each with an accompanying form of acceptance.

Placing Price	_________ p per ordinary Shares

Placing Shares	the __________ Ordinary Shares to be sold in aggregate by Optimal in the Placing.

POS Regulations	the Public Offers of Securities Regulations 1995 (SI 1995 No. 1537).

Presentation Materials	the presentation materials in the approved terms prepared by the Company and used by it in meetings with institutional investors in connection with the Placing prior to the date of this Agreement.

Press Release	the press release of the Company in the approved terms relating to the Placing.

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Registrars	Capita IRG Plc.

Regulations	the Companies Act, 1990 (Uncertificated Securities) Regulations, 1996 (SI No. 68/1996) of Ireland.

Reorganisation	the reorganisation resulting in the establishment of the Group as described in paragraph 5 of Part I of the Admission Document.

Reporting Accountants	BDO Stoy Hayward LLP of 8 Baker Street, London W1U 3LL.

Rule 39 Letters

the letters in the approved terms from the Company, the Company's solicitors, Nabarro Nathanson, and the Reporting Accountants to Numis confirming certain details in relation to the Company to enable Numis to make the confirmations to the London Stock Exchange set out in Rule 39 of the AIM Rules.

Rules	the Conduct of Business Rules of the FSA.

Share Dealing Code	the share dealing code of the Company in the approved terms adopted by the Company pursuant to the Board Resolutions.

Shareholder Resolutions	the resolutions of the shareholders of the Company in the approved terms.

Short Form Reports	the short form accountants' reports dated 27 May 2005 prepared by the Reporting Accountants and reproduced in Parts III and IV of the Admission Document.

stock account	an account within a member account in CREST to which a holding of a particular share or other security in CREST is credited.

Subsidiary Undertakings	the companies listed in Schedule 2 or any one or more of them.

Supplementary Admission Document	any supplementary admission document published by the Company under the AIM Rules by application of regulation 10 of the POS Regulations.

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Takeover Regulations	The Irish Takeover Panel Act, 1997, the Irish Takeover Rules 2001 and 2002 and the Substantial Acquisition Rules 2001 of Ireland.

Taxes Act	the Income and Corporation Taxes Act 1988.

Tax Indemnity	the tax indemnity in the approved terms to be entered into between Optimal (1), the Company (2) and Numis (3).

VAT	United Kingdom value added tax.

Verification Notes

the questions and answers contained in the document entitled "Verification Notes" prepared by the Company with the assistance of the solicitors to the Company and dated the date of this Agreement for the purposes of substantiating the accuracy and completeness of the information contained in the Admission Document, in the approved terms.

Warranties	the warranties set out in clause 10 and Schedule 3.

Warrantors	the Company, the Executive Directors and Optimal.

1.2	Where used in this Agreement:

1.2.1

"subsidiary", "subsidiary undertaking", "parent undertaking", "financial year" and "connected persons" shall have the meanings respectively attributed to them by the Companies Act at the date of this Agreement;

1.2.2	"affiliate" shall mean any group undertaking (as defined in section 259 of the Companies Act) or any associated company (as defined in section 416 of the Taxes Act) of any such group undertaking; and

1.2.3	"acting in concert" shall have the meaning given in the Takeover Regulations.

1.3	A reference to any statute or statutory provision in this Agreement:

1.3.1	includes any order, instrument, regulation, permission and direction made or issued under such statute or statutory provision or deriving validity from it;

1.3.2	shall be construed as a reference to such statute or statutory provision as in force at the date of this Agreement (including, for the avoidance of doubt, any

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amendments made to such statute or statutory provision that are in force at the date of this Agreement);

1.3.3	shall also be construed as a reference to any statute or statutory provision of which such statute or statutory provision is a re-enactment or consolidation; and

1.3.4	is a reference to a statute or statutory provision of England and Wales unless otherwise provided.

1.4	The headings in this Agreement are for convenience only and shall not affect its meaning.

1.5	References to a clause, Schedule or paragraph are (unless otherwise stated) to a clause of or Schedule to this Agreement or to a paragraph of the relevant Schedule.

1.6

A document expressed to be "in the approved terms" shall mean a document, the terms, conditions and form of which have been agreed by the Company, Optimal and Numis and a copy of which has been identified as such and initialled by or on behalf of Numis, Optimal and the Company (subject to any further amendments which the Company, Optimal and Numis may subsequently agree).

1.7	Words importing one gender shall (where appropriate) include any other gender and words importing the singular shall (where appropriate) include the plural and vice versa.

1.8

References to "uncertificated" or "in uncertificated form" in relation to a share or other security are references to a share or other security title to which is recorded on the relevant register of the share or other security as being held in uncertificated form, and title to which, by virtue of the Regulations, may be transferred by means of CREST. References to "certificated" or "in certificated form" in relation to a share or other security are references to a share or other security title to which is not in uncertificated form.

1.9

Any obligations arising from, or representations, warranties, indemnities and undertakings made or given under, the provisions of this Agreement which are incurred, made or given by two or more persons shall, unless expressly provided, be several and not joint and several.

1.10

In construing this Agreement general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.11	Reference to time of day are to London times.

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1.12

References to a person include an individual, a body corporate, a corporation, a firm, association, partnership, joint venture, organisation, institute, trust or agency, whether or not having a separate legal personality.

1.13	All commissions, fees and other expenses payable under or pursuant to this Agreement are expressed exclusive of VAT.

2.	CONDITIONS

2.1	Subject to this clause 2 and clause 13, the obligations of the parties under clauses 3.4, 3.5, 6.4, 7, 8, 9.1, 9.2 and 12 are conditional on:

2.1.1

six copies of the Admission Document being submitted to AIM as required by Rule 5 of the AIM Rules together with the Application and the fee payable in respect of the Application (with the accompanying declaration from Numis pursuant to Rule 39 of the AIM Rules) by not later than 3.50 p.m. on the date of this Agreement (or such other time and/or date as the Company and Numis may agree);

2.1.2

the Admission Document and any Supplementary Admission Document having been delivered for registration to the Registrar of Companies in Ireland (together, in the case of the Registrar of Companies in Ireland, with copies of material contracts, experts consents and any accountants' statement of adjustments as required by the Irish Companies Acts) before midnight on the date of this Agreement (in the case of the Admission Document) and prior to Admission (in the case of any Supplementary Admission Document) and a copy of the notice required by the Irish Companies Acts being published in an appropriate newspaper circulating within the Republic of Ireland in accordance (both as to the format and time for such publication) with the Irish Companies Acts and in any event prior to Admission;

2.1.3

none of the Warranties being untrue, inaccurate or misleading in a material respect at the date of this Agreement and there being no change of circumstances such that, if the Warranties were to be repeated at any time before Admission by reference to the facts and circumstances then subsisting, any such warranty would be untrue, inaccurate or misleading in a material respect within the meaning set out in clause 10.12;

2.1.4	each condition to enable the Ordinary Shares to be admitted as a participating security (as defined in the Regulations) in CREST (other than Admission) being satisfied on or before Admission;

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2.1.5	the performance by the Company of its obligations under this Agreement so far as the same fall to be performed prior to Admission and which are material in the context of Admission and the Placing;

2.1.6	there not having occurred or arisen prior to Admission any significant change or new matter as is referred to in regulation 10 of the POS Regulations;

2.1.7

the delivery to Numis of a certificate in the form set out in Schedule 6 signed by a Director on behalf of the Company not later than 5.00 p.m. on the Dealing Day immediately prior to the expected date of Admission;

2.1.8	Admission occurring not later than 8.00 a.m. on 2 June 2005 or, in any case, by such later time and/or date as the Company, Optimal and Numis may agree being not later than 8.00 a.m. on 9 June 2005.

2.2

The Conditions set out in clauses 2.1.3, 2.1.5, 2.1.6 and 2.1.7 may be waived in whole or in part by Numis in its absolute discretion by notice in writing to the Company. The Company, Optimal and Numis may agree in writing to extend the time for satisfaction of any Condition, in which event appropriate adjustment will be made to the other times and dates specified in this Agreement except that the latest date for the satisfaction of the Condition set out in clause 2.1.8 shall not be extended beyond 8.00 a.m on 9 June 2005.

2.3

The Company and the Executive Directors (subject to their fiduciary duties) undertake to Numis to use all reasonable endeavours to fulfil, or at the Company's own expense procure the fulfilment of, the Conditions by the times and dates specified in clause 2.1 and Numis agrees to provide all reasonable assistance in connection therewith.

2.4

Subject to the provisions of clause 13.3, if any Condition becomes incapable of being fulfilled (and is not waived) or if all the Conditions are not fulfilled (or waived) in accordance with clause 2.1 or 2.2, no party shall be obliged to perform any further obligations under this Agreement (other than under or by reference to this clause 2.4 and clauses 1, 9.3, 9.4, 11, 12.2, 14, 15 and 16 which shall remain in full force and effect) and in such event (except in relation to any breaches prior to the relevant date) no party to this Agreement shall have any claim against any other party to this Agreement for costs, damages, compensation or otherwise except that:

2.4.1

the Company shall forthwith pay to Numis the applicable corporate finance fee referred to in the Engagement Letter together with all expenses and disbursements of the nature referred to in clause 9.3 and any sums payable under clause 9.4; and

2.4.2	Numis shall, as soon as practicable, cause to be redelivered to the Sellers the share certificates, CREST stock transfer forms and powers of attorney referred to in clause 5.2.

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3.	SALE OF THE PLACING SHARES

3.1	Optimal hereby irrevocably appoints Numis to act as its agent for the purpose of arranging purchasers for the Placing Shares in the manner set out in this Agreement.

3.2	Numis accepts the appointment under clause 3.1.

3.3

Optimal confirms that the appointment under clause 3.1 confers on Numis all powers, authorities and discretions on behalf of Optimal which are necessary for, or reasonably incidental to, the carrying out of the Placing to the extent that they relate to the Placing Shares and shall ratify and confirm everything which Numis lawfully and properly does in carrying out or exercising such appointment, powers, authorities and discretions pursuant to this Agreement. In acting as agent for Optimal, Numis undertakes to Optimal not to give any representations, warranties or undertakings to placees on behalf of Optimal which are inconsistent with those set out in the Placing Documents.

3.4

Optimal shall sell the Placing Shares with full title guarantee free from all liens, charges, encumbrances and adverse claims and with the benefit of all rights which are now or may become attached to them (including all dividends declared or payable and all distributions made or proposed to be made at any time after the date of this Agreement) and otherwise on the terms and subject to the conditions set out in this Agreement. Optimal undertakes to do all such acts as may be required to transfer the full legal and beneficial ownership of the Placing Shares to purchasers procured by Numis, or to Numis or otherwise as Numis may direct (as the circumstances shall require) and represents that it has power and authority to do so.

3.5	Optimal undertakes to pay:

3.5.1

at the rate of 1 per cent. (rounded down to the nearest €1) of the consideration the stamp duty arising on the transfer by Optimal to the first transferee of those of the Placing Shares which are to be transferred by way of a CREST stock transfer form subject to ad valorem stamp duty; and

3.5.2

at the rate of 1 per cent. the stamp duty reserve tax arising on the agreement by Optimal to sell the Placing Shares to the purchasers procured by Numis or to Numis itself or otherwise as Numis may direct (except to the extent that such stamp duty reserve tax is precluded from arising as a result of the execution of a duly stamped instrument of transfer in respect of such Placing Shares).

The forms of acceptance accompanying the Placing Letters shall contain a confirmation by the placee, inter alia, that it is able to give the confirmations, representations and warranties set out in Part VIII of the Admission Document (which includes confirmation to the effect that the applicable rate of stamp duty reserve tax or stamp duty on the transfer to it of the Placing Shares will be at the rate of 1 per cent. in the case of stamp duty reserve tax and 1 per cent.

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(rounded down to the nearest €1) of the consideration (or part thereof) in the case of stamp duty and that this liability will be met by Optimal in accordance with its obligation under this clause 3.5). If, after performing its obligations under clause 7.3, Numis shall have any further liability in respect of stamp duty reserve tax or stamp duty in respect of the agreements and transfers referred to above (whether by reason of such liability being determined by reference to a value per Placing Share which exceeds the Placing Price or otherwise howsoever), Optimal shall make such further payments to Numis as may be necessary in respect of the same against production by Numis of reasonable evidence as to the further duty or tax.

3.6

Optimal undertakes to Numis not to give or, so far as is within its powers, permit to be given any direction to Numis, the Company or the Directors, and not to take any other action, which is inconsistent with its respective obligations or any of the powers or authorities conferred by it under this Agreement and, in particular, not to create any adverse interest over the Placing Shares.

3.7

The Company undertakes to Numis not to give or, so far as is within its powers, permit to be given any direction to Numis, Optimal or the Directors and not to take any other action which is inconsistent with its obligations or any of the powers or authorities conferred by it under this Agreement.

3.8	The purchase price of each of the Placing Shares shall be the Placing Price, which shall be satisfied in cash in accordance with clause 7 .

4.	APPLICATION

4.1

The Company shall and each Executive Director shall (to the extent that he is reasonably able) procure that the Company shall immediately following the execution of this Agreement deliver, or procure that there are delivered to Numis, the documents specified in Schedule 4.

4.2

Numis may, in its absolute discretion, waive the requirement that the Company deliver to it any of the documents required to be so delivered pursuant to clause 5.1 and Schedule 4 or may extend the time and date for delivery of any such documents. Any waiver or extension may be granted by Numis subject to such conditions as it may in its absolute discretion consider appropriate.

4.3

The Company undertakes to Numis that it shall promptly make the Application through Numis and that it shall comply with all reasonable requirements which the London Stock Exchange shall make of it so as to enable the Application to be granted and the Company undertakes to Numis that it shall use its reasonable endeavours to achieve Admission by the date specified in clause 2.1.8.

4.4	Prior to Admission the Company shall, unless Numis otherwise agrees:

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4.4.1	apply to CRESTCo for its Ordinary Shares to be admitted to CREST as participating securities; and

4.4.2

give all such undertakings, pay all such fees, execute all such deeds and documents and otherwise take all steps as are reasonably necessary for the Ordinary Shares to become participating securities in CREST immediately after Admission.

4.5

The Company hereby agrees that it shall, and each Executive Director (to the extent he is able) hereby agrees to procure that the Company shall (at the Company's expense), supply all information, give all such undertakings, execute all such documents, pay all such fees and do or procure to be done all such things as may be reasonably required to comply with:

4.5.1	the requirements of the London Stock Exchange in relation to the Application and Admission;

4.5.2	the AIM Rules;

4.5.3	the POS Regulations; and

4.5.4	FSMA,

and otherwise provide Numis with all such information known to him or it relating to the Group or otherwise and documents which Numis may reasonably require to enable Numis to discharge its obligations under this Agreement, in connection with the Application, Admission or the Placing or any associated transactions and documents and/or to comply with its obligations to the London Stock Exchange and in accordance with the AIM Rules.

4.6

The Company shall provide the Registrars with all necessary authorisations and (to the extent it is reasonably able) information to enable the Registrars to perform their duties as registrars in accordance with and as contemplated by this Agreement, the Placing Documents and any agreement between the Company and the Registrars. Prior to Admission Numis confirms that it shall liaise with the Registrars on behalf of the Company and the Company confirms that it shall, upon request by Numis, provide such information to the Registrars as may reasonably be required.

4.7

The Company shall, and shall provide sufficient copies of the Admission Document to the Company’s solicitors, Nabarro Nathanson such that Nabarro Nathanson shall, make available free of charge to the public for not less than one month from the date of Admission a copy of the Admission Document at its registered office in the case of the Company and at its office at 84 Theobald’s Road, London WC1X 8RW in the case of Nabarro Nathanson to enable the Company to comply with its obligations under Rule 3 of the AIM Rules.

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5.	SALE

5.1

The Company confirms that prior to the execution of this Agreement a meeting of the Board of Directors of the Company was convened and held for the purpose of considering and passing the Board Resolutions and that at such meeting the Board Resolutions were duly and validly passed and that the Company's shareholders have duly and validly passed the Shareholder Resolutions.

5.2

Upon the execution of this Agreement and to secure the obligations of Optimal to sell the Placing Shares as provided in this Agreement, Optimal shall deliver to Numis duly executed CREST stock transfer forms (with details of the transferee left blank) and share certificates in respect of the Placing Shares in a form reasonably acceptable to Numis. Optimal hereby authorises Numis to complete such CREST stock transfer forms and to deliver the same to the Registrars at the direction of the Company for registration. Optimal agrees that the Placing Shares shall be held to the order of Numis (acting as agent of Optimal) until Admission or until this Agreement terminates in accordance with clauses 2.4, 13.1 or 13.2.

5.3

The Company unconditionally and irrevocably grants to Numis the option to require the Company to issue up to 375,000 additional Ordinary Shares at the Placing Price as directed by Numis, such option to be exercisable in part or in whole on one or more occasions at any time following the first anniversary of Admission but prior to the fourth anniversary of Admission upon notice in writing to the Company by Numis and the number of additional Ordinary Shares to which that notice relates shall be delivered by the Company (as directed by Numis) within two Dealing Days of the date of that notice. In each case, Numis shall pay to the Company the aggregate Placing Price payable in respect of the additional Ordinary Shares in respect of which the option is exercised on the same date as and against delivery of such additional Ordinary Shares.

5.4

In the event of any variation in the share capital of the Company including (without limitation) by way of capitalisation of profits or reserves or consolidation or sub-division or reduction of capital or capital dividend or distribution or other reconstruction relating to the equity share capital of the Company (or any shares, stock or securities derived therefrom) or any amalgamation or reconstruction affecting the equity share capital (or any shares, stock or securities derived therefrom ) (a "Capital Reorganisation"), the Company shall, if requested by Numis, instruct the then auditors of the Company (the "Auditors") (or if the Auditors refuse to act, an independent chartered accountant nominated by agreement between the Company and Numis, or failing agreement within a reasonable time, appointed by the President of the Institute of Chartered Accountants of England and Wales from time to time) (the "Expert") to determine as soon as practicable what adjustment (if any) to the number and the nominal value of the Ordinary Shares the subject of the option in clause 5.3 (the "Option Shares") and/or the Placing Price (for the purposes of clause 5.3 only) is in the Expert's opinion fair and reasonable to take account thereof and the date on which such adjustment should take effect and, upon such determination, such adjustment (if any) shall be made and shall take effect in accordance with such determination, provided that no adjustment to the

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Placing Price in accordance with this clause 5.4 shall result in the Placing Price being reduced below the then nominal value of the Ordinary Shares.

5.5

For the purposes of clause 5.4 the Expert shall be deemed to be acting as an expert and not as an arbitrator or adjudicator (whether pursuant to the Arbitration Act 1996 or otherwise) and the Expert's report as to the number of Option Shares and/or Placing Price and/or the effect of a Capital Reorganisation (as the case may be) shall be in writing and final and binding on the parties and this Agreement shall thereafter have effect accordingly. The Company hereby undertakes to use its reasonable endeavours to obtain the same without delay and to pay all expenses of obtaining the same.

6.	PLACING

6.1	The Company authorises and directs Numis, and Numis agrees, to arrange for the release of the Press Release to the press as soon as practicable following 7.00 a.m. on the date of this Agreement.

6.2	Upon and subject to fulfilment of the Conditions set out in clauses 2.1.1 and 2.1.2, Numis shall (or shall procure that other persons shall):

6.2.1

despatch the Placing Letters and the Admission Document to such persons as it determines in its discretion, having consulted (so far as practicable) with the Company and Optimal and giving due consideration to the views of the Company and Optimal, and use its reasonable endeavours to place the Placing Shares at the Placing Price with placees so selected by it (which may include Numis and/or members of the group of companies of which it is a member) on and subject to the terms set out in the Placing Letters; and

6.2.2

lodge with the Registrars at the direction of Optimal for registration in the name of Numis executed CREST stock transfer forms in relation to the Placing Shares together with the relative share certificates, such transfers to take effect immediately upon the Ordinary Shares being admitted as participating securities in CREST.

6.3

Numis agrees to re-materialise such number of Placing Shares as are equivalent to the number of Placing Shares for which the placees shall request definitive share certificates to enable the placees to receive share certificates in respect of such Placing Shares.

6.4

Numis hereby agrees that, subject to satisfaction of the Conditions, it shall itself as principal purchase such number of the Placing Shares in respect of which it has been unable to procure placees by 3.00 p.m. on the Dealing Day immediately prior to Admission and shall make payment in respect of such shares in accordance with the provisions of clause 7.

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6.5	Numis shall by no later than 3.00 p.m. on the Dealing Day prior to Admission notify the Company, Optimal and the Registrars (as appropriate):

6.5.1

of the names, addresses and entitlements to Placing Shares of the placees procured by Numis to purchase the Placing Shares (as the case may be), specifying which of such shares are to be held in certificated form or uncertificated form;

6.5.2	of the number of Placing Shares to be taken up by Numis (or its nominee) as principal; and

6.5.3

of the participant ID and member account ID of the CREST stock account into which all Placing Shares to be held initially in uncertificated form are to be deposited, being the CREST stock account of Numis.

6.6

Numis shall deliver the CREST stock transfer forms referred to in clause 5.2 to the Registrar to enable the Placing Shares to be held in the CREST stock account referred to in clause 6.5.3 prior to Admission.

6.7

Numis confirms that it has not knowingly procured, and undertakes to the Company and Optimal that it shall not knowingly procure, placees for the Placing Shares or any Ordinary Shares subscribed for by Numis pursuant to clause 5.3 (collectively, the "Subject Shares") outside the United Kingdom (including, without limitation, Ireland) in circumstances where that procurement, or the sale of the Subject Shares which would result from that procurement, constitutes a breach of applicable securities laws outside the United Kingdom. Without limiting the generality of the foregoing, Numis represents and warrants that it and its affiliates (as defined in Rule 405 under the U.S. Securities Act of 1933), and any person acting on their respective behalves (i) have not knowingly offered any Subject Shares to a person in the United States, and covenant and agree that they will not sell any Subject Shares to any person unless, at the time the buy order is originated, they reasonably believe that the buyer is outside the United States; and (ii) have not knowingly made, and covenant and agree that they will not knowingly make, any directed selling efforts (within the meaning of Rule 902 of Regulation S under the U.S. Securities Act of 1933) with respect to the Subject Shares in the United States.

6.8

Numis shall be entitled to make for itself or on behalf of any Indemnified Person any announcement concerning the Placing as may in its reasonable opinion be necessary in order to comply with section 397 of FSMA provided that prior to making any such announcement Numis shall consult with the Company and Optimal (so far as practicable in the circumstances) in good faith as to the content and timing of such announcement.

7.	PAYMENT TO OPTIMAL

7.1	Subject to the Company complying with its obligations under clause 8, Numis shall procure the payment of the purchase price for the Placing Shares to Optimal as soon as practicable

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following Admission and in any event not later than 5.00 p.m. on the third Dealing Day immediately following Admission subject to deduction from the amount due to Optimal of such commissions plus VAT as are payable by Optimal as referred to in clause 9.2 and to deduction of any sums due from Optimal as referred to in clauses 3.5 and 9.4.

7.2

Payment of the purchase price for the Placing Shares (subject to any deductions referred to in clause 7.1) shall occur by telegraphic transfer in accordance with instructions provided by Optimal in writing to Numis not less than two Dealing Days prior to Admission (which Optimal undertakes so to provide) and shall be a full discharge to Numis in respect of its obligations under clause 7.1.

7.3

Numis shall apply any sum which is deducted from the amount due to Optimal in order to fulfil Optimal’s obligations under clause 3.5 in paying the stamp duty and/or stamp duty reserve tax which is referred to in that clause.

8.	SETTLEMENT

Upon Admission, the Company shall deliver to Numis or as it may direct the definitive share certificates in such names and denominations as Numis shall specify in respect of any Placing Shares to be held in certificated form and/or, to the extent so directed by Numis, procure that CRESTCo is instructed to credit to stock accounts of one or more CREST members (identified by member account ID and participant ID by Numis) entitlements to Placing Shares to be held in uncertificated form, as directed by Numis, and ensure that the same are enabled for settlement as soon as practicable after Admission. Subject to the Company delivering such share certificates and/or taking such other steps as aforesaid, Numis shall pay or cause to be paid to Optimal in accordance with clause 7 the amounts specified therein.

9.	FEES, COMMISSIONS AND EXPENSES

9.1

In consideration of Numis's covenants and obligations to the Company under this Agreement and Numis's services in connection with the Application and Admission, the Company shall pay to Numis the relevant corporate finance fees referred to in the Engagement Letter.

9.2

In consideration of Numis's covenants and obligations to Optimal under this Agreement and Numis's services in connection with the Placing, Optimal shall pay to Numis a commission of 4.75 per cent. on an amount equal to the first £25 million of the aggregate value at the Placing Price of the Placing Shares and 5 per cent. on an amount equal to the excess of the aggregate value at the Placing Price of the Placing Shares over £25 million.

9.3

Save as expressly provided by this clause 9, the Company shall bear all reasonable costs, charges and expenses of, or incidental to, the satisfaction of the Conditions, the Application and Admission and the arrangements referred to in, or contemplated by, this Agreement (other than the sale of the Placing Shares) (together with any VAT chargeable thereon) including, without limitation, all fees and expenses payable in connection with Admission, the London

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Stock Exchange AIM admission fees, all expenses of the Registrars, printing and advertising expenses, postage and all legal, accountancy, actuarial and other professional fees and expenses which shall include the reasonable fees and expenses of Numis's legal advisers. Save as expressly provided by this clause 9, Optimal shall bear all reasonable costs, charges and expenses of, or incidental to, the Placing and the arrangements referred to in, or contemplated by, this Agreement relating to the sale of the Placing Shares (other than relating to the satisfaction of the Conditions, the Application and Admission) (together with any VAT chargeable thereon). The Company or Optimal (as the case may be) shall forthwith upon request by Numis reimburse to Numis the amount of any such costs, charges and expenses which Numis may have paid.

9.4	Where, pursuant to clause 2, this clause 9 or clause 13, a sum is payable to Numis, the Company or Optimal (as the case may be) shall in addition pay to Numis in respect of VAT:

9.4.1

where the payment (or any part of it) constitutes the consideration (or any part of the consideration) for any supply by Numis, or for anything which is treated for VAT purposes as a supply by Numis to the Company or Optimal, such amount as equals any VAT properly payable thereon and on such VAT, if any, as is referred to in clause 9.4.2;

9.4.2

(except where the payment falls within clause 9.4.3) where the payment is in respect of costs, charges or expenses incurred by Numis, such amount as equals any VAT charged to or incurred by Numis in respect of that cost, charge or expense and which Numis certifies is not recoverable by Numis by repayment or credit (such certificate to be conclusive in the absence of manifest error); and

9.4.3

(except where the payment falls within clause 9.4.1) where the payment is in respect of costs, charges or expenses incurred by Numis as agent for the Company or Optimal, such amount as equals the amount included in the costs, charges or expenses in respect of VAT.

Where a sum in respect of VAT is paid pursuant to clause 9.4.1, Numis shall as soon as reasonably practicable provide the Company or Optimal (as the case may be) with an appropriate and valid tax invoice in respect of the supply to which the payment relates, naming the Company or Optimal (as the case may be) as the recipient of the supply.

9.5

Notwithstanding that Numis is acting as agent for Optimal in connection with the Placing, it may retain any commissions, fees or other amounts payable to it as are referred to in this Agreement and any other benefits whatsoever for its own account and any Placing Shares which it is obliged to purchase as principal may be retained or dealt in by it for its own use and benefit.

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10.	WARRANTIES

10.1

The Warrantors warrant to Numis that each Warranty is true, accurate and not misleading in all material respects (whether or not the relevant statement as set out in Schedule 3 is specifically qualified by materiality) at the date of this Agreement.

10.2

The Warrantors agree (so far as within their power) not to cause, and to use all reasonable endeavours not to permit, any event to occur or allow any omission which would render any of the Warranties untrue, inaccurate or misleading in any material respect if it were to be repeated at any time prior to Admission by reference to the facts and circumstances then subsisting.

10.3	Each Executive Director further warrants severally to Numis that:

10.3.1

the Company has informed Numis in writing of all discussions which it or its agents or advisers (apart from Numis) has had with the London Stock Exchange in relation to the Application or the interpretation of and application of the AIM Rules to the Company;

10.3.2	the solicitors to the Company have explained to him the nature of his responsibilities and obligations as a director of a listed company under the AIM Rules; and

10.3.3

the responses given by him to the directors' questionnaire and the information set out in the Admission Document relating to him and his connected persons are true and accurate and each is not by itself or by omission misleading and that all information relating to himself which would reasonably be considered material for disclosure in the Admission Document has been disclosed to Numis.

10.4

Optimal further warrants to Numis that it is the legal and beneficial owner of the Placing Shares, that such Placing Shares are fully paid and in each case that it is able to sell and transfer free and clear of any lien, charge, claim or other encumbrance or any right of any third party whatsoever and will remain so entitled until completion of the sale and purchase of the Placing Shares pursuant to the Placing and that it has full power and authority to enter into this Agreement.

10.5	Without prejudice to the provisions of clause 13.4 each of the Warrantors undertakes to notify Numis in writing, immediately upon him or it becoming aware of the same at any time up to Admission:

10.5.1	that any of the Warranties was untrue, inaccurate or misleading at the date of this Agreement;

10.5.2	that any of the Warranties would be untrue, inaccurate or misleading if it were to be repeated at any time before Admission by reference to the facts and circumstances then subsisting; or

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10.5.3

of all other facts or circumstances which occur or arise at any time prior to Admission which is or may constitute a significant change or new matter for the purposes of regulation 10 of the POS Regulations.

10.6

Where any statement in the Warranties is qualified by the expression "to the best of the knowledge, information and belief of the Warrantors" or "so far as the Warrantors are aware" or any similar expression, each Warrantor shall be deemed to have knowledge of:

10.6.1	anything of which he ought reasonably to have knowledge given his particular position in and responsibilities to the Group;

10.6.2	anything of which he would have had knowledge had he made due and careful enquiry immediately before giving the Warranties; and

10.6.3	the matters disclosed in the Legal Report and the Long Form Report.

10.7	The Warranties shall continue in full force and effect notwithstanding the completion of all matters and arrangements referred to in or contemplated by this Agreement.

10.8

The Warranties shall be qualified to the extent of any facts or information fairly disclosed in the Admission Document and the Warranties other than those set out in paragraphs 1, 2, 3, 4, 5 and 15 of Schedule 3 shall be further qualified to the extent of any facts or information fairly disclosed in the Long Form Report or the Legal Report.

10.9

The Warrantors acknowledge that Numis is entering into this Agreement in reliance upon each of the Warranties which has also been given with the intention of inducing Numis to enter into this Agreement.

10.10

Each of the Warranties shall be construed separately and shall not be limited or restricted by reference to or inference from the terms of any other of them or any term of this Agreement (other than clauses 10.8 and 10.11).

10.11	Save in the event of fraud, dishonesty or wilful non-disclosure, the liability of the Warrantors shall be limited as set out in Schedule 5.

10.12

References in this Agreement to a representation, warranty or undertaking being (or not being) true and accurate or being (or not being) misleading in a material respect shall mean material in the context of the Company and its Subsidiary Undertakings (taken as a whole) or the Placing or the underwriting of the sale of Placing Shares. In that connection and otherwise in this Agreement in relation to references to a matter which would or might be material in the context of the Placing, a matter shall, without limitation, be deemed to be so material if, in the reasonable opinion of Numis, it would have been material for disclosure to potential placees or other purchasers of the Placing Shares had such matter existed when placees were sought for the Placing Shares.

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10.13

If Numis acquires any of the Placing Shares pursuant to this Agreement, it shall have, in addition to any other rights and remedies it may have, the rights and remedies of a person (not being Numis) acquiring Placing Shares on the basis of the Placing Documents at Admission.

10.14

To the extent that a Supplementary Admission Document is published after the date of this Agreement in accordance with clauses 13.4 and 13.5 and without prejudice to clause 2.1.5, all references to the Admission Document in this clause 10 and Schedule 3 shall be taken to include any such Supplementary Admission Document and the Warranties shall be deemed to be qualified by any statement made therein with effect from the date of publication of such Supplementary Admission Document.

10.15	For the avoidance of doubt, no party shall be entitled to terminate or rescind this Agreement following Admission.

11.	INDEMNITY

11.1

The Company and Optimal hereby irrevocably and unconditionally agree, as a continuing obligation, to indemnify Numis (for itself and as trustee for each of the other Indemnified Persons) against and to pay on demand an amount equal to all liabilities, demands, losses, claims, costs, charges and expenses (including reasonable legal fees and expenses) which the Indemnified Persons may suffer or incur directly or indirectly as a result of or arising out of or in connection with the Application, the Placing or Admission including, without limitation, any of the following:

11.1.1	the issue or despatch of the Placing Documents (or any of them);

11.1.2	the sale of the Placing Shares;

11.1.3

any breach or alleged breach of any of the Warranties or of any of the other provisions of this Agreement (including, without limitation, such warranties being untrue, inaccurate or misleading at the date of this Agreement or having become untrue, inaccurate or misleading at any time up to Admission by reference to the facts and circumstances from time to time subsisting);

11.1.4

the Placing Documents not containing, or being alleged not to contain, all information required to be stated therein or any statement therein (whether of fact, opinion, expectation or intention and including any forecast, projection or estimate) being or being alleged to be untrue, inaccurate, incomplete or misleading or as having been made negligently or otherwise without the required standard of skill and care or reasonableness;

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11.1.5

any breach or alleged breach of the laws or regulations of any part of the United Kingdom or elsewhere resulting from the issue or distribution of the Placing Documents or the entering into or completion of this Agreement;

11.1.6	the approval or issue by Numis of any invitation or inducement to engage in investment activity (as defined in section 21 of FSMA) relating to the Placing;

11.1.7	the performance by Numis of its services in connection with the Placing and the Application or the content, preparation, publication and distribution of any of the Placing Documents;

11.1.8

any failure or alleged failure by the Company or any of its agents, employees, officers or professional advisers (other than the Indemnified Persons) to comply with FSMA or the AIM Rules, or the rules or requirements of CRESTCo in relation to CREST or any other requirements of statute or statutory regulations or laws or regulations of any country in relation to the Placing, the Application or Admission;

11.1.9	any letter or report required by the AIM Rules to be given or made by Numis in connection with the Application being, or being alleged to be, untrue, incorrect or misleading;

11.1.10	any failure by Optimal to transfer or procure the transfer of the Placing Shares in accordance with this Agreement; or

11.1.11	any of the transactions contemplated by this Agreement.

11.2	The indemnity contained in clause 11.1:

11.2.1

shall not extend to any actions, liabilities, demands, losses, claims, costs, charges and expenses to the extent that they arise out of the negligence, wilful default, fraud or bad faith of any Indemnified Person or as a result of a breach by any Indemnified Person of any duties and obligations owed by that Indemnified Person under the rules of the FSA or under the regulatory system established pursuant to FSMA, or from a breach by an Indemnified Person of the POS Regulations or the Irish Companies Acts or from the breach by Numis of its obligations under this Agreement; and

11.2.2

shall not extend to any actions, liabilities, demands, losses, claims, costs, charges and expenses to the extent that they arise out of Numis being required to acquire the Placing Shares pursuant to its underwriting obligations contained in this Agreement unless and to the extent that such actions, liabilities, demands, losses, claims, costs, charges and expenses are caused by or result from any breach by

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the Warrantors of any of their respective undertakings and warranties (including the Warranties) contained in this Agreement;

11.2.3	shall not apply to the extent prohibited by COB 2.5.3R or COB 2.5.4R of the Rules;

11.2.4	shall not apply to the extent prohibited by law; and

11.2.5

in the case of the Company only, shall not extend to any actions, liabilities, demands, losses, claims, costs, charges and expenses to the extent that they arise out of a breach by Optimal of clause 3.4 or clause 10.4 or they arise in connection with the sale by Optimal of the Placing Shares.

11.3	The indemnity set out in clause 11.1 shall remain in full force and effect notwithstanding the completion of all matters and arrangements referred to in or contemplated by this Agreement.

11.4

No claim shall be made against any of the Indemnified Persons by any party to this Agreement (other than Numis) to recover any damage, cost, charge or expense which the Company, any Subsidiary Undertaking, the Directors, Optimal or any purchaser of Ordinary Shares pursuant to the Placing or any subsequent purchaser or transferee thereof may suffer or incur by reason of or arising out of the underwriting and placing by Numis of the Placing Shares, the performance of Numis's other obligations under this Agreement, the issue of the Placing Shares or the publication or despatch of the Placing Documents, unless and except to the extent that such damage, cost, charge or expense arises as a result of a breach by Numis of its obligations under this Agreement or the negligence, wilful default, fraud or bad faith of any Indemnified Person or as a result of a breach by such Indemnified Person under the POS Regulations or the Irish Companies Acts or any duties and obligations owed by that Indemnified Person under the rules of the FSA or under the regulatory system established pursuant to FSMA or the Irish Companies Acts.

11.5

For the avoidance of doubt, should any amount paid or payable under this clause 11 or in respect of a breach of clause 10 to Numis or any of the other Indemnified Persons be itself subject to tax in the hands of the recipient or be required by law to be paid under any deduction or withholding, the Company or Optimal (as the case may be) shall pay such sum as will after any such tax, deduction or withholding leave the recipient with the same amount as he would have had if no such tax had been payable and no deduction or withholding had been made, and such payments and adjustments shall be made as may be necessary to give effect to this clause 11.5.

11.6	Numis enters into this clause 11 for itself and as trustee for each Indemnified Person on the following basis:

11.6.1	only Numis may decide whether or not to enforce an Indemnified Person's right under the trust (and only it may decide the terms and conditions of that

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enforcement) and investigate a matter, or give information to an Indemnified Person, in connection with the trust;

11.6.2

notwithstanding the trust, Numis may enter into an agreement, arrangement or transaction with a person (including, without limitation, the Company) and may deal with his or its rights under this Agreement without regard to an Indemnified Person's interest and is not liable to account to an Indemnified Person for any benefit realised by that agreement, arrangement, transaction or dealing; and

11.6.3	Numis is not liable to another Indemnified Person for any of its acts or omissions as trustee.

11.7

If Numis makes a claim against either of the Company or Optimal for breach of any of the Warranties or under the indemnities contained in this clause 11, neither of the Company or Optimal shall have or pursue any claim or third party action to join in, claim against, seek a contribution from or otherwise claim or seek damages or compensation from the Company or any of the Subsidiary Undertakings or associated companies of the Company or any of their respective directors, officers or employees and the Company or Optimal confirm to Numis that no member of the Group has entered into any agreement or arrangement concerning the liability of the Warrantors or any of them for any breach of the Warranties or in relation to any other covenant, term or condition set out in this Agreement.

11.8

Any liability which an Indemnified Person may have to the Company (but for this clause) for loss suffered in connection with the Placing shall be reduced if such loss would have been recoverable by the Company from another person jointly and/or severally liable with the Indemnified Person but for an agreement or arrangement which the Company has made or may make with that person which limits its liability to the Company. Such reduction shall be to the extent that such agreement or arrangement has the effect of reducing the ability of that Indemnified Person to recover under rights of contribution against that party under the Civil Liability (Contributions) Act 1978 or otherwise against that person and the Company shall indemnify the Indemnified Person in respect of the amount by which the Indemnified Person’s liability to such person is increased resulting from such agreement or arrangement. If any Indemnified Person has paid to the Company an amount for which it is not liable in accordance with this clause, such amount shall be repaid to the Indemnified Person by the Company.

11.9

The parties to this Agreement (other than Numis) agree with and acknowledge to Numis that neither Numis nor any of its officers, directors, employees, agents or advisers are or shall be responsible to such other parties for verifying the accuracy and/or fairness of any information in any of the Placing Documents or any other documents otherwise published or caused to be published in connection with the Placing.

11.10	The indemnity set out in clause 11.1 shall be in addition to any rights that any Indemnified Person may have in common law or otherwise.

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11.11

Numis shall notify the Company and Optimal as soon as reasonably practicable after it becomes aware of any claim against any Indemnified Person which Numis, acting in good faith, reasonably believes is likely to give rise to a claim under clause 11.1 (provided that failure by Numis to notify the Company or Optimal shall not relieve the Company or Optimal from the obligation to indemnify except to the extent that the Company or Optimal suffers actual prejudice as a result of such failure).

11.12

Subject to clause 11.13, the relevant Indemnified Person may take such action as it sees fit in its absolute discretion to avoid, dispute, resist, appeal, defend, settle or compromise any such claim and shall (to the extent it has the power to do so) provide the Company and Optimal with such information and documentation relating to such claim as the Company or Optimal may reasonably require, maintain reasonable consultation with the Company and Optimal on all material aspects of the claim, give the Company and Optimal a reasonable opportunity to attend any conference with solicitors, counsel or other advisers in relation to any claim, provide the Company and Optimal with details of any proposed settlement and in settling the claim will have due regard to the Company's and Optimal's reasonable requests provided that nothing in this clause 11.12 shall require any Indemnified Person to disclose any information to the Company or Optimal where such disclosure would (on the advice of legal counsel) be reasonably likely to result in the loss of legal privilege in respect of such information.

11.13

Save as required by Numis' insurers or in respect of third party claims which Numis, in its absolute discretion, considers could be prejudicial to its reputation, Numis will not agree any settlement of a third party claim without each of the Company's and Optimal's consent in writing provided that in each case such consent is not unreasonably withheld or delayed.

11.14	Save in the event of fraud, dishonesty or wilful non-disclosure, the liability of Optimal under this clause 11 shall be limited as set out in Schedule 5.

11.15

Neither Numis nor any Indemnified Person shall be entitled to recover damages or obtain payment or indemnification in respect of any breach or set of circumstances giving rise to a claim under this Agreement to the extent that the loss suffered by such person in respect of such breach or circumstances has already been recovered under any other provision of this Agreement.

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12.	UNDERTAKINGS

12.1

The Company and each of the Executive Directors severally undertake to Numis that between the date of this Agreement and (a) the date falling 12 months after Admission or (b) if this Agreement is terminated prior to Admission, the date of such termination, they shall not, without the prior written consent of Numis (not to be unreasonably withheld or delayed) enter into or procure or (so far as they are respectively able) permit the Company or any of the Subsidiary Undertakings to enter into any commitment or agreement, or put itself in a position where it is obliged to announce that any commitment or agreement may be entered into, which:

12.1.1	could materially or adversely affect the Placing or which is or may be material in relation to the Placing; or

12.1.2	is material in the context of the business or affairs of the Group taken as a whole.

12.2

Save as expressly required under this Agreement, or as required by law or by the London Stock Exchange or any other regulatory authority (in which case the provisions of clause 12.3 shall apply), neither the Company nor any of the Executive Directors shall, and the Company shall procure that none of the Subsidiary Undertakings or (to the extent within its or his powers so to do) the officers, directors, employees or agents of the Company or any of the Subsidiary Undertakings shall, make or despatch any public announcement, statement or communication or publish any document concerning the Company or any of the Subsidiary Undertakings or in connection with the Placing (whether in response to enquiries or otherwise) between the date of this Agreement and the date falling 12 months after Admission or, if this Agreement is terminated prior to Admission, 90 days after such termination, without the prior written consent of Numis (such consent not to be unreasonably withheld or delayed) and shall forward to Numis for comment proofs of all such documents and the Company shall take into account all reasonable requirements of Numis in relation thereto.

12.3

The Company undertakes to Numis that it shall, and the Executive Directors undertake to use their respective reasonable endeavours to procure that the Company shall, at all times during the period of 12 months from the date of this Agreement as soon as practicable:

12.3.1

notify Numis in advance of, and discuss with Numis the content, timing and manner of, any announcement of profits, losses or dividends of the Group in respect of any financial period of the Company or part of such period or any other announcement concerning the financial or trading position, affairs or prospects of the Company or the Group and (to the extent practicable in the circumstances) discuss with Numis any other information which is likely materially to affect the general character or nature of the business of the Group including any acquisition, disposal, reorganisation, takeover, management, development or any other significant matter or which may be necessary to be made known to the public in order to enable the shareholders and the public to appraise the position

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of the Company and to avoid the creation of a false market in its securities whether under Rule 10 of the AIM Rules or otherwise; and

12.3.2

forward to Numis for perusal, discussion and comment (to which the Company shall have due regard) as to the timing of despatch and content of all proofs of all documents to be sent to holders of the Company's shares (including, without prejudice to the generality of the foregoing, notices of meetings, forms of proxy and the Directors' report and annual accounts or interim accounts), documents relating to takeovers, mergers, reorganisations or other schemes (including employee profit sharing schemes or share option schemes) and all press announcements relating to any matter falling within clause 12.3.1 or this clause 12.3.2.

12.4

Save in respect of any options or restricted share units granted or to be granted under the terms of the Share Incentive Plans (as defined in the Admission Document), the Company undertakes with Numis that it and each of the Executive Directors undertakes (to the extent each is reasonably able and so long as he shall continue to be a director of the Company) to procure that the Company shall not during the period from the date hereof until the date 12 months after Admission offer, issue, sell, contract to sell, issue options in respect of or otherwise dispose of any securities of the Company (or any interest therein or in respect thereof) or any other securities exchangeable for, or convertible into, or substantially similar to, Ordinary Shares or enter into any transaction having substantially the same effect or agree to do any of the foregoing other than with the prior written consent of Numis (such consent not to be unreasonably withheld or delayed) or as otherwise contemplated by this Agreement.

12.5

The Company and the Executive Directors shall use all reasonable endeavours to procure that employees of the Company and the Subsidiary Undertakings and the advisers to and agents of the Company and the Subsidiary Undertakings observe the restrictions set out in clauses 12.1 to 12.4 (inclusive) as if they were parties to this Agreement.

12.6

Save as expressly required under this Agreement, Optimal shall not and shall procure so far as it is able that none of its subsidiary undertakings and its and their officers, directors, employees or agents shall, make or despatch any public announcement, statement or communication or publish any document concerning the Company and/or any of the Subsidiary Undertakings or in connection with the Placing (whether in response to enquiries or otherwise) between the date of this Agreement and the date on which Optimal and its subsidiary undertakings cease to be the holder(s) (directly or indirectly) of Ordinary Shares carrying the right to exercise in aggregate more than 15 per cent. of the votes exercisable at general meetings of the Company or if this Agreement is terminated prior to Admission, the date of such termination, without having forwarded to Numis and the Company for comment proofs of all such documents and Optimal shall take into account all reasonable requirements of Numis in relation thereto (whether as regards the timing of release or content of the same or otherwise) provided that nothing contained in this clause 12.6 shall require Optimal to take or

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omit to take any action which would cause Optimal to be in breach of any applicable laws or the rules of NASDAQ or any other applicable stock exchange or securities market.

12.7

Each of the Executive Directors undertakes with Numis and with the Company that he shall, and shall procure that any person connected with him and any investment manager acting on his behalf or on behalf of any person connected with him shall, comply with the provisions of the Share Dealing Code.

12.8

The Company undertakes and each Executive Director undertakes, so far as he is able, to procure that the Company complies with its obligations under FSMA, the rules and requirements of the London Stock Exchange (including, without limitation, the AIM Rules), the rules and requirements of CRESTCo in relation to CREST, the Takeover Regulations, the guidelines published by the Association of British Insurers (so far as reasonably practicable taking into account the size and nature of the Company) and any other requirements (statutory or otherwise) from time to time in force in relation to companies whose shares are traded on AIM. Notwithstanding that the Company is not formally subject to the Combined Code, the Company undertakes and each Executive Director, so far as he is able, undertakes to procure that the Company complies with its obligations under the Combined Code (so far as is reasonably practicable taking into account the size and nature of the Company).

12.9

Optimal undertakes to Numis in consideration of Numis entering into this Agreement it shall not, and shall use its best endeavours to procure that none of its subsidiary undertakings shall, (in each case without the prior written consent of Numis, provided that Numis shall not be entitled to unreasonably withhold or delay its consent but in deciding whether or not to give or withhold such consent, Numis shall be entitled to take into account (in its opinion acting in good faith), inter alia, the provisions of the AIM Rules and the maintenance of an orderly market for the Ordinary Shares), directly or indirectly transfer, sell, mortgage, charge, or otherwise dispose of from the date of this Agreement for a period of 12 months from the date of this Agreement (the "Lock-in Period") the legal and/or beneficial ownership (or any interest therein) in any of the shares in the Company owned by it or such a subsidiary undertaking immediately after the Placing or any shares which may accrue to it or such an undertaking as a result of their holding of such shares (the "Restricted Shares") or, in the case of Optimal, the legal and/or beneficial ownership (or any interest therein) in any of the shares in such a subsidiary undertaking which holds Restricted Shares (“Subsidiary Shares”) except:

12.9.1

in acceptance of any offer made for the share capital of the Company (or any part of it) that would result in the offeror obtaining or, for the purposes of Rule 9.1(b) of the Takeover Regulations consolidating, control (as defined in the Takeover Regulations) of the Company or the execution of an irrevocable commitment to accept such an offer or a sale to an offeror or potential offeror which is named in a public announcement of a firm or, as the case may be, possible intention to make such an offer;

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12.9.2

pursuant to any compromise or arrangement under section 201 of the Irish Companies Act 1963 providing for the acquisition by any person or group of persons acting in concert of 50 per cent. or more of the equity share capital of the Company;

12.9.3	pursuant to any scheme or reconstruction under section 260 of the Irish Companies Act 1963 in relation to the Company;

12.9.4	pursuant to any transfer of Restricted Shares or Subsidiary Shares to any subsidiary undertaking of Optimal,

12.9.5

the transfer or disposal of Restricted Shares where the funds raised will be used to discharge any liability to Numis or Indemnified Persons or otherwise pursuant to this Agreement (other than a liability pursuant to clauses 3.5 and 9) provided that if Numis so requires clause 12.10 shall apply to such transfer or disposal.

PROVIDED THAT, in the case of a transfer pursuant to clause 12.9.4, prior to making such transfer Optimal shall have satisfied Numis that the proposed transferee is a permitted transferee under this clause 12.9 and the transferee shall have agreed by deed to be bound by the provisions of this clause 12.9 as if a party to this Agreement and provided that in the case of a transfer pursuant to clause 12.9.4 if the transferee ceases to be a wholly-owned direct or indirect subsidiary undertaking of Optimal, it shall immediately transfer the relevant Restricted Shares or Subsidiary Shares to a continuing wholly-owned direct or indirect subsidiary undertaking of Optimal.

12.10

Optimal further undertakes to Numis (provided that Numis shall at the relevant time continue to be the Company’s nominated adviser and broker for the purposes of the AIM Rules) that it will not, and will procure that none of its subsidiary undertakings will for the period of 12 months following the end of the Lock-in Period and save for a transfer as is referred to in clauses 12.9.1 to 12.9.5 (inclusive), directly or indirectly transfer, sell, mortgage, charge, or otherwise dispose of the legal and/or beneficial ownership (or any interest therein) in any of the shares in the Company owned by it or such a subsidiary undertaking immediately after the Placing or any shares which may accrue to it or such a subsidiary undertaking as a result of its or their holding of such shares unless prior thereto Optimal shall have consulted in good faith with Numis and considered in good faith Numis comments in respect thereof so as to ensure an orderly market for the issued share capital of the Company.

12.11

The Executive Directors and the Company acknowledge that Numis is entering into this Agreement in reliance, inter alia, upon the execution and observance by each of the Executive Directors of their service agreements referred to in the Admission Document and accordingly the Company undertakes to Numis that:

12.11.1	it shall not before the publication of the audited accounts of the Group for the year ending 31 December 2006, without the prior written consent of Numis,

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make any material amendment to any of such service agreements (other than normal and reasonable increases in benefits and remuneration); and

12.11.2

it shall not waive or release any Executive Director from any provision of the relevant service agreement and it shall do all such acts and things to enforce or preserve the rights of the Company under such service agreement (including, without limitation, the institution of legal proceedings) as shall be necessary to ensure substantial compliance by the relevant Executive Director.

13.	TERMINATION

13.1	If at any time prior to Admission there shall have occurred, happened or come into effect:

13.1.1

any government regulation or other occurrence of any nature whatsoever which, in the reasonable opinion of Numis (acting in good faith), seriously and adversely affects or will or is reasonably likely seriously and adversely to affect the business of the Group taken as a whole; or

13.1.2

any outbreak or escalation of hostilities, any attack on or act of terrorism involving the United Kingdom, the Republic of Ireland, any other EU Member State, Canada or the United States of America, or any declaration of a national emergency or war by the United Kingdom, the Republic of Ireland, any other EU Member State, Canada or the United States of America which, in the reasonable opinion of Numis (acting in good faith), makes it impractical or inadvisable to proceed with the Placing; or

13.1.3

any other calamity, crisis or material change in the financial, political, economic or market conditions in the United Kingdom, the Republic of Ireland, any other EU Member State, Canada or the United States of America, or elsewhere, or in currency exchange rates or controls which, in the reasonable opinion of Numis (acting in good faith), makes it impractical or inadvisable to proceed with the Placing (including any disruption to trading generally on any stock exchange or in any over-the-counter market); or

13.1.4	any other crisis of international or national effect which, in the reasonable opinion of Numis (acting in good faith), makes it impractical or inadvisable to proceed with the Placing; or

13.1.5

any material adverse change in the financial position or prospects of the Company and its subsidiary undertakings (taken as a whole) and, in the reasonable opinion of Numis (acting in good faith), the effect of such change is such that it would materially prejudice the success of the Placing or the distribution of Placing Shares,

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then Numis shall be entitled after such consultation with the Company and Optimal as the circumstances may allow, to terminate its obligations under this Agreement by notice to the Company and Optimal at any time prior to Admission.

13.2	If at any time prior to Admission:

13.2.1

it comes to the knowledge of Numis (whether by way of receipt of a notification pursuant to clause 10.5 or otherwise) that any of the Warranties was untrue, inaccurate or misleading when made and/or that any of the Warranties has ceased to be true or accurate or has become misleading by reference to the facts and circumstances then subsisting; or

13.2.2

it shall come to the notice of Numis (whether by way of receipt of a notification pursuant to clause 10.5 or otherwise) that any statement in the Placing Documents is incorrect or has become untrue, incorrect or misleading as a result of a new matter or change or that a new matter has arisen or a change has taken place which would, if the Placing Documents were published at that time, constitute a material omission from such documents; or

13.2.3	any of the Company or the Executive Directors or Optimal shall fail to comply with any of their respective obligations under this Agreement,

which, in any such case, in the reasonable opinion of Numis (acting in good faith) would materially prejudice the success of the Placing or the distribution of the Placing Shares or which is materially prejudicial to the interests of the Placees, Numis shall be entitled, after such consultation with the Company as the circumstances may allow, to terminate its obligations under this Agreement by giving notice to the Company at any time prior to Admission.

13.3

If this Agreement is terminated pursuant to clause 13.1 or 13.2, this Agreement shall cease and determine and no party to this Agreement shall have any claim against any other party to this Agreement for costs, damages, compensation or otherwise except that:

13.3.1	such termination shall be without prejudice to any rights or obligations of any party under this Agreement accrued prior to such termination;

13.3.2

the Company shall pay to Numis the applicable corporate finance fee referred to in the Engagement Letter together with all expenses and disbursements of the nature referred to in clause 9.3 and any sums payable under clause 9.4 (provided that no payment shall be due to be paid where there is an obligation on the Company or Optimal, as the case may be, to pay a similar sum pursuant to clause 2.4.1);

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13.3.3

Numis shall procure that as far as possible the Registrars will as soon as practicable cause to be redelivered to Optimal the share certificates, CREST stock transfer forms and powers of attorney referred to in clause 5.2;

13.3.4	the provisions of this clause 13.3 and clauses 1, 9.3, 9.4, 11, 12.2, 14, 15 and 16 shall remain in full force and effect;

13.4	If at any time prior to Admission:

13.4.1

there shall occur a change in the information given in the final form of the Admission Document or a contract shall be entered into by the Company or any of the Subsidiary Undertakings or such a contract shall determine, or notice be given of its termination, and in any such case it would be required or proper for the Company to issue a notification under Rule 10 of the AIM Rules were Admission to have occurred; or

13.4.2	if any such change or matter arises which gives rise to an obligation to publish a Supplementary Admission Document,

then the Company shall notify Numis forthwith and without prejudice to clauses 2 or 10 or to any right to terminate this Agreement pursuant to clause 13.2 take all such steps, make all such announcements and publish all such documents (including a Supplementary Admission Document), as Numis may reasonably require or as may be required by law or the AIM Rules in the circumstances (any such steps or documents to be in a manner and form approved, subject to clause 13.5, by Numis (acting reasonably).

13.5	The Company shall ensure that, if a Supplementary Admission Document is published:

13.5.1	each statement of fact contained in the Supplementary Admission Document is true and accurate and not misleading;

13.5.2

each expression of opinion, intention or expectation contained in the Supplementary Admission Document is made on reasonable grounds, after due and careful enquiry and is truly and honestly held by the Directors and is fairly based;

13.5.3

there is no other fact known by, or which could on reasonable enquiry have been known to the Directors the omission of which makes or would make a statement of fact or an expression of opinion, intention or expectation contained in the Supplementary Admission Document misleading or which is or might be material in the context of the Placing; and

13.5.4	the Admission Document and the Supplementary Admission Document contain all information as investors and their professional advisers would reasonably

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require, and reasonably expect to find there, for the purpose of making an informed assessment of the Group's assets and liabilities, financial position, profits and losses and prospects and the rights attached to the Placing Shares.

14.	GENERAL

14.1

The Company, Optimal and each of the Executive Directors shall give all such assistance and provide all such information as Numis shall reasonably require for the purposes of this Agreement and shall execute all such documents and do all such acts and things as Numis may reasonably require in order to give effect to the terms of this Agreement.

14.2

All the provisions of this Agreement shall (except for any obligation fully performed prior to or on the date of this Agreement and as otherwise expressly provided in this Agreement) continue in full force and effect after the date of this Agreement.

14.3	This Agreement shall be binding on each of the parties and their successors and personal representatives, as the case may be.

14.4	This Agreement may be executed as two or more counterparts in the same form, and execution by each of the parties of at least one of such counterparts shall constitute due execution of this Agreement.

14.5

The provisions of this Agreement shall not be construed so as to limit, affect or prejudice any other remedy otherwise available to Numis and, in particular, shall not affect or limit the court's discretion to order contribution from any party to this Agreement in favour of any other party on a just and equitable basis. No failure or delay by any party to this Agreement in exercising any remedy, right, power or privilege under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy, right, power or privilege preclude any further exercise of the same or exercise of any other remedy, right, power or privilege.

14.6

No waiver by any of the parties of any of the requirements of this Agreement or of any of its rights or remedies under this Agreement shall have effect unless given in writing and signed by such party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

14.7

Any release, waiver or compromise or any other arrangement of any kind whatsoever which any party to this Agreement may agree to or effect as regards one or more of the other parties in connection with this Agreement shall not affect the rights and remedies of that party as regards the remaining parties under this Agreement.

14.8

If at any time any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

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14.9

Time shall be of the essence in this Agreement, both as regards the dates, times and periods specifically mentioned and as to any dates, times and periods which may, by agreement in writing between the parties, be substituted for any of them.

14.10

This Agreement, the NOMAD Agreement and the Engagement Letter constitute the entire and only legally binding agreements between the parties relating to Admission and the Placing and no variation of this Agreement shall be effective unless made in writing signed by or on behalf of all the parties and expressed to be such a variation. Except for the references in this Agreement to the corporate finance fees payable in accordance with the Engagement Letter, the Engagement Letter shall cease to have effect from the time when this Agreement is entered into, except in respect of any rights or obligations which have accrued prior to such time.

14.11

Each of the parties to this Agreement (other than the Company and Optimal) acknowledges that Numis is acting for the Company and Optimal in connection with the Placing and no one else, and accordingly shall not be responsible to any party to this Agreement (other than the Company and Optimal) nor to any other persons for providing protections afforded to its clients under the rules of the FSA or advising any party to this Agreement (other than the Company and Optimal) or any other person on the Placing.

14.12

No party shall be entitled to assign, transfer or create any trust in respect of the benefit or burden of any provision of this Agreement (or any of the documents referred to herein) without the prior consent of the other parties.

14.13

No other provisions of this Agreement which confer benefits upon any third party shall be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

15.	NOTICES AND SERVICE OF PROCEEDINGS

15.1

Any notice, consent, request, demand, approval or other communication to be given or made under or in connection with this Agreement (each a "Notice" for the purposes of this clause) shall be in English, in writing and signed by or on behalf of the person giving it.

15.2	Service of a Notice must be effected by one of the following methods:

15.2.1

by hand to the relevant address set out in clause 15.4 and shall be deemed served upon delivery if delivered during a Dealing Day, or at the start of the next Dealing Day if delivered at any other time; or

15.2.2

by prepaid first-class post to the relevant address set out in clause 15.4 if within the same country as the sender and shall be deemed served at the start of the second Dealing Day after the date of posting; or

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15.2.3

by prepaid international airmail to the relevant address set out in clause 15.4 if outside the country of the sender and shall be deemed served at the start of the fourth Dealing Day after the date of posting; or

15.2.4

by facsimile transmission to the relevant facsimile number set out in clause 15.4 and shall be deemed served on despatch if despatched during a Dealing Day, or at the start of the next Dealing Day if despatched at any other time, provided that in each case a receipt indicating complete transmission of the Notice is obtained by the sender and that a copy of the Notice is also despatched to the recipient using a method described in clauses 15.2.1 to 15.2.3 (inclusive) no later than the end of the next Dealing Day.

15.3

In clause 15.2 "during a Dealing Day" means any time between 9.30 a.m. and 5.30 p.m. on a Dealing Day based on the local time where the recipient of the Notice is located. References to "the start of [a] Dealing Day" and "the end of [a] Dealing Day" shall be construed accordingly.

15.4	If to the Company:	2 Harbourmaster Place,

International Financial Services Centre, Dublin 1, Republic of Ireland Fax No.: +1 353 8290010
For the attention of: Mitchell Garber

with a copy also being sent to Optimal

If to Numis:	5th Floor, Cheapside House, 138 Cheapside, London EC2V 6LH, United Kingdom
Fax No.: +44 20 7776 1555
For the attention of: Amer Khan

If to an Executive Director:	The address stated against his name in Part I of Schedule 1

Fax No.: The facsimile number (if any) stated against his name in Part I of Schedule 1

If to Optimal:	3500 De Maisonneuve Blvd. West, 2 Place Alexis Nihon, Suite 1700, Montreal, Quebec, H3Z 3C1, Canada
Fax No.: +1 514 738 8355
For the attention of: The General Counsel

15.5

A party may change its address for service provided that the new address is within the same country and that it gives the other parties not less than 15 days' prior notice in accordance with this clause 15. Until the end of such notice period, service on the address set out in clause 15.4 shall remain effective.

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15.6

Each of the Company and Optimal and the Executive Directors irrevocably authorises and appoints Nabarro Nathanson of 84 Theobald’s Road, London WC1X 8RW (or the firm which at the time in question has succeeded to it and carries on its practice) as its agent for service of notices and/or proceedings in relation to any matter arising out of or in connection with this Agreement, and service on such agent shall be deemed to be service on any of the Company and Optimal and the Executive Directors.

16.	LAW OF AGREEMENT

16.1	This Agreement shall be governed by and construed in accordance with the laws of England.

16.2

The parties irrevocably submit for the exclusive benefit of Numis to the non-exclusive jurisdiction of the courts of England and Wales and the Republic of Ireland in respect of any claim, dispute or difference arising out of or in connection with this Agreement Provided that nothing contained in this clause shall be taken to have limited the right of Numis to proceed in the courts of any other competent jurisdiction.

THIS AGREEMENT has been duly executed by the parties on the date stated above.

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SCHEDULE 1

DIRECTORS

PART I

THE EXECUTIVE DIRECTORS

Name	Address and Fax No.
Mitchell Alan Garber	5 Chemin Granville Hampstead Quebec H3A 3A9 Canada Fax : +1 514 938 5626
Benjamin Andrew Dalfen	455 St-Pierre #420 Montreal Quebec H2Y 2M8 Canada Fax: +1 514 380 2760
David Saul Schwartz	5920 Tommy-Douglas Cote St Luc, PQ H3X 4A6 Canada Fax: +1 514 938 5616
Shaun Lavelle	37 Watermint Court Royal Canada Park Ashtown Dublin 15 Republic of Ireland Fax: + 353 163 35086

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PART II

THE NON-EXECUTIVE DIRECTORS

Name
Roger Withers
Paschal Sean Taggart
Declan John O'Neill
John Patrick Greely

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SCHEDULE 2

SUBSIDIARY UNDERTAKINGS

Name	Registered Office
FPA Processing Services Inc	3 Brunswick House 44 Chipman Hill Suite 1000 Saint John New Brunswick E21 4SL Canada
Firepay Ltd	Clarendon House 2 Churchill Hamilton HM11 Bermuda

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SCHEDULE 3

WARRANTIES

COMPLIANCE WITH LAWS

1.

The implementation of the Placing and Admission, the publication and despatch of the Placing Documents and the Reorganisation will comply with the Companies Act, the Irish Companies Acts, FSMA, the AIM Rules, the POS Regulations, the rules and regulations of the London Stock Exchange, the Regulations, the rules of CRESTCo in relation to CREST and all other relevant laws and regulations of the United Kingdom, the Republic of Ireland, Canada and elsewhere and will comply with and will not infringe or exceed any limits, powers or restrictions or the terms of any agreement, obligation or commitment to which the Company or any of the Subsidiary Undertakings is a party or by which the Company or any of the Subsidiary Undertakings is bound.

PLACING DOCUMENTS

2.

All statements of fact contained in the Placing Documents and/or supplied to Numis are and will, when the Placing Documents are despatched, be true and accurate and not misleading in all material respects. All statements, forecasts, estimates and expressions of opinion, intention or expectation contained in the Placing Documents are or will when published be honestly held by the Directors and are or will be fairly based and have been or will be made on reasonable grounds after due and proper consideration and enquiry.

3.

The Admission Document will contain all the information required by section 9 of the POS Regulations which, according to the particular nature of the Company and the Ordinary Shares, investors and their investment advisers would reasonably require, and reasonably expect to find there, for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Group and of the rights attaching to the Ordinary Shares having regard to the matters specified in section 9(3) of the POS Regulations.

4.

There are no facts, matters or circumstances known, or which could after due and proper consideration and enquiry have been known, to the Company, Optimal or any of the Directors which are not disclosed in the Admission Document, the omission of which would, or might reasonably be expected to, make any statement contained in the Placing Documents misleading in any material respect or which would, or might reasonably be expected to, affect the import of any information contained in the Placing Documents.

5.

As far as the Company or Optimal is or any of the Directors are aware at the date of the publication of the Admission Document there is no fact or circumstance which is not disclosed in the Admission Document which if disclosed might reasonably be expected to affect the

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decision of Numis to enter into this Agreement or to act as nominated adviser to the Company for the purposes of the AIM Rules or of any person to acquire any of the Placing Shares.

THE PRESENTATION MATERIALS

6.

All statements of fact contained in the Presentation Materials were when such Presentational Materials were used at the relevant institutional presentations true and accurate and not misleading in any material respect.

7.

All forecasts, expressions of opinion, intention or expectation contained in the Presentation Materials were when such Presentational Materials were used at the relevant institutional presentations honestly held by the Executive Directors, fairly based and made on reasonable grounds after due and proper consideration.

8.

There were, when such Presentational Materials were used at the relevant institutional presentations, no facts, matters or circumstances known, or which could have been known, to the Company, Optimal or any of the Executive Directors which were not contained in the Presentation Materials, the omission of which would have made any statement of fact or forecast, expression of opinion, intention or expectation contained therein misleading in any material respect.

ACCOUNTING INFORMATION

9.

The audited consolidated financial statements of the Group for each of the periods covered by the comparative table of financial information in Parts III, IV and V of the Admission Document were prepared in accordance with all applicable International Accounting Standards, as disclosed or stated in the relevant accounts and gave, for the purposes of the Admission Document, a true and fair view of the state of affairs of the Group at the end of each of the relevant financial periods, subject to any qualifications contained in the report of the auditors on such accounts, and of the profits and cashflows of the Group for each such period.

10.

All information requested by the Reporting Accountants in the course of preparation of the Short Form Reports in Parts III and IV of the Admission Document has been supplied to them and all information and documentation supplied by the Group to the Reporting Accountants for the purposes of the Short Form Reports was when given and remains (save to the extent amended, varied or updated subsequently but prior to the date of the Short Form Reports) true and accurate and not misleading in any material respect.

POSITION SINCE THE REORGANISATION

11.	Since the date of the Reorganisation :-

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11.1	the businesses of the Company and the Subsidiary Undertakings have been carried on in the ordinary and usual course;

11.2

there has been no material adverse change in the financial or trading position of the Group taken as a whole or, to the best of the Warrantors' knowledge, information and belief, in the prospects of the Group;

11.3	no member of the Group has acquired or disposed of, or agreed to acquire or dispose of, any of its assets or businesses other than in the ordinary course of trading;

11.4	no member of the Group has entered into any contract or commitment of an unusual, long-term and/or onerous nature or assumed any material liabilities (including contingent liabilities); and

11.5	no member of the Group has paid or made any payment or transfer to shareholders of any dividend, bonus, loan or distribution.

OWNERSHIP

12.1

All the assets necessary for the operation of the business of the Group as described in the Admission Document are legally and beneficially owned by the Group and no member of the Group is party to any material agreement to which any of Optimal and its subsidiary undertakings (other than the Group) is interested or takes benefit (directly or indirectly).

12.2	Optimal and its subsidiary undertakings (other than the Group) have no interest in any rights (other than rights as a shareholder in the Company) relating to the business or the assets of the Group.

12.3

The assets of the Group and the facilities and services to which the Group has a contractual right include all rights, properties, assets, facilities and services necessary or desirable to enable the Group to carry on its business after Admission in the manner in which it was carried on immediately prior to the transfer of such business from Optimal and its subsidiary undertakings (other than the Group) to the Group.

WORKING CAPITAL

13.

The working capital report on the Group prepared by the Reporting Accountants and dated 27 May 2005 has been approved by the board of the Company after due and careful enquiry. All statements of fact in such report are true and accurate and not misleading, all forecasts, estimates and expressions of opinion, intention or expectation contained in such report are made on reasonable grounds after due and proper consideration, are truly and honestly held by the Directors and are fairly based and there are no other facts known (or which could on due and careful enquiry have been known to the Company or the Directors), the omission of which would, or might reasonably be expected to, make any such statement or expression in such

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report misleading in any material respect, all assumptions on which such report is based are reasonable assumptions and, so far as the Directors are aware, there are no other assumptions on which that report ought to have been based which have not been made.

14.

All information requested from the Company by Numis and the Reporting Accountants in connection with the review of the working capital requirements of the Group was when given and remains true and accurate and not misleading in any material respect.

15.

Having regard to available bank facilities, the Group will have sufficient working capital for its present and reasonably foreseeable future requirements, that is for at least the period of 12 months following Admission.

LONG FORM REPORT AND LEGAL REPORT

16.

All statements and financial information contained in the Long Form Report and in the Legal Report are correct, no fact has been omitted from such reports or information withheld which would make any statement of fact in such reports misleading or which is relevant to Admission, the Placing or the Admission Document and the Warrantors agree with all expressions of opinion, expectation and intention contained in the Long Form Report and the Legal Report and such expressions of opinion, expectation and intention attributed to the Directors in such reports are honestly held by them and are either fairly based on facts which are within their knowledge (including that which they are deemed to be aware of by virtue of clause 10.6) or made on reasonable grounds.

17.

All information requested by the Reporting Accountants and the Company's solicitors, (i) Nabarro Nathanson, (ii) Paul, Hastings, Janofsky and Walker LLP, (iii) Osler, Hoskin & Harcourt LLP and (iv) McCann FitzGerald in the course of preparation of the Long Form Report and the Legal Report has been supplied to them and all information and documentation supplied by the Group to the Reporting Accountants and the Company's solicitors for the purposes of such reports was when given and remains (save to the extent amended, varied or updated subsequently prior to the date of the relevant report) in all material respects true and accurate and not misleading.

CORPORATE MATTERS

18.	The issued capital of the Company immediately following Admission will be €1,000,000.

19.

All sums due in respect of the issued capital of the Company have been paid to and received by the Company and, save for grants of options and restricted share units under the Share Incentive Plans (as defined in the Admission Document and to the extent described therein) and pursuant to clause 5.3, there are no outstanding options or other rights to subscribe for or call for the allotment of any share or loan capital of the Company.

20.	The Subsidiary Undertakings are the only subsidiary undertakings of the Company.

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21.

Save for grants of options and restricted share units under the Share Incentive Plans (as defined in the Admission Document and to the extent disclosed therein) and pursuant to clause 5.3, there are in force no options or other agreements or arrangements which call for the issue to any person or accord to any person the right to call for the issue of any shares in the capital of the Group or any other securities of any member of the Group.

22.

None of the owners or holders of shares in the Company will, following Admission, have any rights, in their capacity as such, in relation to the Company other than as set out in the Articles of Association of the Company, to be adopted conditionally on Admission.

CAPACITY

23.

The Directors have all necessary power under the Memorandum and Articles of Association of the Company and all authorisations, approvals, consents, orders, registrations and licences from any court, government agency or body having jurisdiction over the Company or any member of the Group or any of their properties or other regulatory body which are required by the Company or any member of the Group have been unconditionally obtained and are in full force and effect to permit the Company to implement the Reorganisation and to enter into this Agreement and to perform its obligations under this Agreement.

DEFAULT

24.

Save as explicitly stated in the Admission Document, no event or circumstance has occurred or arisen or, so far as the Warrantors are aware, is about to occur or arise by reason of which any person is, or would be, or could with the giving of notice and/or lapse of time and/or a relevant determination become, entitled to require repayment prior to its stated maturity of, or to take any step to enforce security for, any borrowings or indebtedness in the nature of borrowing of any member of the Group, and no member of the Group has received notice from any person to whom any indebtedness which is repayable on demand is owed demanding repayment of the same and none of the Warrantors is otherwise aware that any such person proposed to demand repayment of, or to take any step to enforce any security for, the same.

25.

So far as the Warrantors are aware, no event has occurred and is subsisting or is about to occur which constitutes or would constitute a default under, or result in the acceleration by reason of default of, any obligations under any agreement, undertaking, instrument or arrangement to which any member of the Group is a party or by which it or any of its properties, revenues or assets are bound and which would in any such case have a material adverse effect on the business, assets, prospects or condition of the Group taken as a whole.

LITIGATION

26.	No member of the Group nor any Director nor any other person for whom the Company or any member of the Group is or may be vicariously liable is engaged in any legal or arbitration

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proceedings or is the subject of any disciplinary proceedings or enquiries by any governmental or regulatory bodies which individually or collectively may have, or have had during the 12 months preceding the date of this Agreement, a significant effect on the financial position of the Company and no such legal or arbitration proceedings are threatened or pending nor are there any circumstances of which the Warrantors are aware which may give rise to any such legal or arbitration proceedings being threatened or commenced.

INSOLVENCY

27.

No member of the Group has taken any action nor have any other steps been taken or legal proceedings started or, so far as the Warrantors are aware, are threatened against any member of the Group for its winding-up, striking-off or dissolution or for it to enter into any arrangement with or composition for the benefit of creditors (including any moratorium prior to a voluntary arrangement), or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of such member of the Group or any of its properties, revenues or other assets, including the filing of any administration application, notice of intention to appoint an administrator or notice of appointment of an administrator or for the occurrence of any event in a jurisdiction outside England and Wales of any form of insolvency proceeding or event similar or analogous to any of those referred to in this paragraph.

VERIFICATION NOTES

28.

The answers recorded in the Verification Notes have been prepared or approved by persons having appropriate knowledge and responsibility to enable them properly to provide such replies and are, subject to any express limitation included in such answers, neither untrue nor inaccurate nor incomplete nor misleading in any material respect.

DIRECTORS' RESPONSIBILITIES

29.	The Executive Directors have had explained to them by the Company's solicitors the nature of their responsibilities and obligations as directors of a listed company under the AIM Rules.

LONDON STOCK EXCHANGE

30.

The Company has informed Numis in writing of all discussions which it or its agents (apart from Numis) have had with the London Stock Exchange in relation to the Application or the interpretation of and application of the AIM Rules to the Company.

31.

All statements made by or on behalf of the Company in connection with any application to the London Stock Exchange for certain information to be omitted from the Admission Document as being inapplicable or of minor importance only and not such as would influence an assessment of the assets and liabilities, financial position, profits and losses and prospects of the Group or any other reason permitted by the AIM Rules were when made and continue to be true and accurate.

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ENVIRONMENTAL MATTERS

32.

So far as the Warrantors are aware, the Company has no material obligation or liability with respect to pollution, hazardous substances or environmental matters and there are no circumstances which the Warrantors consider are likely to give rise to the same.

INSURANCES

33.

The Company maintains such insurance cover against fire and other risks upon all its assets and such public and employers' liability as is considered appropriate, taking into account the nature and scale of its activities, the provisions of agreements binding upon it, that such insurance is now in force that the Warrantors are not aware of any fact or matter which would lead to any such insurance being vitiated or repudiated, that there is no material claim pending or outstanding and that all premiums in respect of such insurances are duly paid.

LICENCES

34.

Each member of the Group has been duly incorporated and has full corporate power and authority to carry on its business as at the date hereof and has in all material respects carried on such business in compliance with all legal requirements applicable to such business and each member of the Group holds all licences, permission, authorisations and consents necessary to enable it to carry on the same business as hitherto carried on (including, without limitation, all necessary planning and other consents or permissions in relation to the properties owned or occupied by it and all consents, authorisations and licences required under environmental and health and safety legislation) and, so far as the Warrantors are aware, such licences, permissions, authorisations and consents are in full force and effect and, so far as the Warrantors are aware, there are no circumstances which indicate that any of them may be revoked, rescinded, avoided or repudiated or not renewed in whole, or in part, in the ordinary course of events and which would have a material adverse effect on business, assets, prospects or condition of the Group taken as a whole.

INTELLECTUAL PROPERTY

35.

The Company has not done or omitted to do any act, matter or thing in respect of any agreement relating to intellectual property which would impinge upon the validity or enforceability of the same or upon the right of the Company to use the same to an extent which is material in the context of the Group nor are there any outstanding obligations of the Company whether as to payment or otherwise which if left outstanding would so impinge. None of the intellectual property relating to the business of the Company is the subject of any claim, opposition, assertion, infringement, attack, right, action or other restriction or arrangement of whatsoever nature which does or may impinge upon the validity,

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enforceability or ownership of the same or the utilisation thereof by the Company to an extent which is material in the context of the Group. So far as the Warrantors are aware, none of the activities of the Company infringes any right of any other person relating to intellectual property or gives rise to a liability for any royalty or similar payment.

PENSIONS

36.

The benefits which are prospectively or contingently payable under all pension schemes operated by or relevant to the Company are fully and properly funded on the basis of proper actuarial assumptions. Except pursuant to those pension arrangements disclosed in the Long Form Report and/or the Legal Report, the Company is not under any liability or obligation (whether or not legally enforceable) to pay, provide or contribute towards any retirement, death or disability benefit for or in respect of any past officer or employee (or any spouse, child or dependant of any of them) of the Company.

DIRECTORS AND MANAGEMENT

37.

No Director or member of senior management (being those persons named as such in the Admission Document) of the Company has given notice to, or received notice from, the Company terminating his employment and no such person has threatened or, so far as the Warrantors are aware, is expected to give such notice.

CONFLICTS OF INTEREST

38.

The Admission Document contains all information concerning any actual or potential conflicts of interest between the Company and any Director or any company of which any Director is a director or in which he has a material interest and all statements contained in the Admission Document concerning such conflict or concerning the future relationship between such Director or any of such companies are truly and honestly made and are not misleading and there are no other facts concerning the same, the omission of which makes any statement therein false or misleading.

US SELLING RESTRICTIONS

39.

Each of the Company and Optimal represent and warrant that they and their respective affiliates (as defined in Rule 405 under the U.S. Securities Act 1933), and any person acting on their respective behalves:

39.1

have not offered any Subject Shares (as defined in clause 6.7) to a person in the United States, and covenant and agree that they will not sell any Subject Shares to any person unless, at the time the buy order is originated, they reasonably believe that the buyer is outside the United States; and

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39.2

have not made, and covenant and agree that they will not make, any directed selling efforts (within the meaning of Rule 902 of Regulation S under the U.S. Securities Act of 1933) with respect to the Subject Shares in the United States.

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SCHEDULE 4

DOCUMENTS TO BE DELIVERED

1.	Tax Indemnity duly signed by Optimal and the Company.

2.	Verification Notes duly signed by each of the Directors.

3.	Certified copy of the Board Resolutions.

4.	Certified copy of the Shareholder Resolutions.

5.	Share Certificates relating to all of the Placing Shares.

6.	A form of definitive share certificate for the Ordinary Shares.

7.	CREST stock transfer forms in accordance with clause 5.2.

8.	An original of the Long Form Report and the Short Form Reports in terms previously agreed with Numis prepared by the Reporting Accountants.

9.	An original of the report in terms previously agreed with Numis reporting on the working capital statement of the Group prepared by the Reporting Accountants.

10.	An original of the report in terms previously agreed with Numis on the financial reporting procedures adopted by the Group prepared by the Reporting Accountants.

11.	An original of the Legal Report.

12.	An original of each of the following comfort letters:

12.1	from the Reporting Accountants about the Company's financial reporting procedures;

12.2	from the Reporting Accountants in respect of financial information in the Admission Document;

12.3	from the Reporting Accountants in relation to the sections on UK and Irish taxation in Part VII of the Admission Document;

12.4	from the Company in relation to financial reporting procedures.

13.	An original of the Company's working capital letter.

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14.	An original of each of the Rule 39 Letters.

15.	Original consent letter of Reporting Accountants consenting to inclusion of Short Form Reports for the purposes of paragraph 45(1)(b)(iii) of Schedule 1 to the POS Regulations.

16.	A certified copy of the power of attorney and responsibility statement signed by each Director.

17.	Originals of the responses to the Directors' questionnaires provided by Numis.

18.	An original of the NOMAD Agreement duly executed by or on behalf of the Company.

19.	One set of the documents (other than those already mentioned in this Schedule) which are to be available for inspection as specified in the Admission Document.

20.	Copy of the Registrars' agreement duly executed by the Company and the Registrars.

21.	Application for admission of Ordinary Shares to CREST and enablement letter from CREST.

22.

An original opinion letter in the approved terms addressed to Numis from Optimal's Canadian counsel, Osler Hoskin & Harcourt LLP, confirming, that Optimal has full corporate power and authority to enter into and perform this Agreement, the Tax Indemnity and the Controlling Shareholder Relationship Agreement and that each has been duly executed by or on behalf of Optimal.

23.	A copy of the Controlling Shareholder Relationship Agreement duly executed by the Company and Optimal.

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SCHEDULE 5

LIMITATION OF LIABILITY

1.

The Executive Directors and Optimal (as applicable) shall be under no liability in respect of any claim for breach of the Warranties or, in the case of Optimal, any claim under clause 11 unless notice of the claim identifying its source and circumstances (so far as within the knowledge of Numis at that date) shall have been given by Numis to the person against whom the claim is being made prior to the date being three months after the publication of the audited accounts of the Group for the financial year ending 31 December 2006.

2.

The maximum aggregate liability of each of the Executive Directors in respect of all claims which may be made for breach of the Warranties shall not exceed an amount equal to one and a half times his annual salary as set out in paragraph 9.1 of the Admission Document in the case of Mr Garber, the amount of his annual salary as set out in paragraph 9.2 of the Admission Document in the case of Mr Dalfen, the amount of his annual salary as set out in paragraph 9.3 of the Admission Document in the case of Mr Schwartz and the amount of his annual salary as set out in paragraph 9.4 of the Admission Document in the case of Mr Lavelle.

3.	The maximum aggregate liability of Optimal in respect of all claims which may be made for breach of the Warranties and under clause 11 shall not exceed the aggregate of:

3.1	the sum in pounds sterling equal to the aggregate value at the Placing Price of the Placing Shares less any irrecoverable taxation incurred thereon and direct expenses of sale;

3.2

if any Ordinary Shares held by Optimal immediately following Admission (the "Relevant Shares") are sold by Optimal prior to payment by Optimal of any particular claim, the net proceeds (after irrecoverable taxation and direct expenses of sale) of sale of such shares; and

3.3

the net aggregate realisable value (after irrecoverable taxation and direct expenses of sale) at the close of business on the date that any particular claim is agreed or judicially determined of the number of Relevant Shares then held by Optimal.

PROVIDED THAT:

(A)

if the Company shall issue any shares by way of bonus (excluding scrip dividends) or carry out any reorganisation of its share capital, the number of the Relevant Shares and/or the maximum liability of Optimal shall be adjusted in such manner (taking account of any payments provided by Optimal in consideration of such bonus issue or reorganisation of share capital) as may be certified to be fair and reasonable by a major independent firm of chartered accountants agreed to by Optimal and Numis or, in the event of failure to agree within 14 days, by a major independent firm of chartered accountants appointed by the President for the

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time being of the Institute of Chartered Accountants in England and Wales on the application of Optimal or Numis who shall act as an expert and not as an arbitrator and whose decision shall be final and binding;

(B)

such aggregate amount shall be increased by the net aggregate proceeds of sale (after irrecoverable taxation and direct expenses of sale) realised by Optimal from any sale of nil paid rights to subscribe for new Ordinary Shares, being the nil paid rights which arise in respect of the Relevant Shares in a rights issue by the Company; and

(C)	Optimal shall do all such things and execute all such documents as Numis shall reasonably require in order to maximise the proceeds of the sale of any of the Relevant Shares.

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SCHEDULE 6

CERTIFICATE

[Letterhead of the Company]

The Directors

Numis Securities Limited

5th Floor

Cheapside House

138 Cheapside

London EC2V 6LH

[•] [•] 2005

Dear Sirs

Placing of up to [•] Ordinary Shares

We refer to the placing agreement between us dated [•] [•] 2005 relating to the above-mentioned placing (the "Placing Agreement"). Words and expressions defined in the Placing Agreement have the same meanings herein.

We hereby confirm to you that:

(a)	each of the Conditions referred to in clause 2.1 (other than the Condition set out in clause 2.1.8) of the Placing Agreement has been fulfilled in accordance with its terms;

(b)

none of the warranties contained in the Placing Agreement (including the Warranties) was untrue, inaccurate or misleading in any material respect at the date of the Placing Agreement or would cease to be true or accurate or would become misleading in any material respect if such warranties (including the Warranties) were repeated at any time before Admission by reference to the facts and circumstances then subsisting; and

(c)

the Company, Optimal and the Executive Directors have complied with or performed their respective obligations under the Placing Agreement so far as material in the context of the Placing and Admission to the extent that the same fall to be performed prior to Admission.

Yours faithfully

...........................

Director, duly authorised

for and on behalf of

FIREONE GROUP PLC

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SIGNED by	) (signed) Amer Khan
for and on behalf of	)
NUMIS SECURITIES LIMITED	)

SIGNED by	) (signed) Holden L. Ostrin
for and on behalf of	)
OPTIMAL GROUP, INC.	)

SIGNED by	) (signed) Shaun Lavelle
for and on behalf of	)
FIREONE GROUP PLC	)

SIGNED by	) (signed) Mitchell Alan Garber
MITCHELL ALAN GARBER	)
in the presence of:	)

SIGNED by	) (signed) Benjamin Andrew Dalfen
BENJAMIN ANDREW DALFEN	)
in the presence of:	)

SIGNED by	) (signed) David Saul Schwartz
DAVID SAUL SCHWARTZ	)
in the presence of:	)

SIGNED by	) (signed) Shaun Lavelle
SHAUN LAVELLE	)
in the presence of:	)

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